exhibit 10.31

CONSULTING AGREEMENT

Consulting Agreement (the “Agreement”), dated as of March 10, 2017, by and between JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), with its principal offices in Chevy Chase, Maryland and Mitchell Schear (“Consultant”).

Recitals

The Company and Consultant desire to set forth the terms upon which Consultant will enter into an engagement with the Company to provide consulting services;

Vornado Realty Trust, a Maryland real estate investment trust and Vornado Realty L.P., a Delaware limited partnership (the “Vornado Parties”), and JBG Properties Inc., a Maryland corporation and JBG/Operating Partners, L.P., a Delaware limited partnership, together with certain JBG entities (the “JBG Parties”), and the Company, entered into that certain Master Transaction Agreement dated October 31, 2016 (the “Transaction Agreement”), pursuant to which the Vornado Parties and the JBG Parties will effectuate a series of transactions resulting in the acquisition, transfer and contribution of assets and interests to JBG SMITH Properties and JBG SMITH Properties LP, a Delaware limited partnership; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.            Engagement of Consultant.  The Company hereby agrees to engage Consultant, and Consultant hereby accepts such engagement, on the terms and conditions hereinafter set forth.  Consultant’s engagement hereunder will be as an independent contractor, rather than as an employee of the Company.

2.            Term.  The term of this Agreement and Consultant’s engagement by the Company hereunder will commence on the Closing Date (as defined in the Transaction Agreement) (the “Effective Date”) and will continue until December 31, 2017 (the “Initial Period”).  The term will renew for a single period from January 1, 2018 through the 24-month anniversary of the Effective Date (the “Renewal Period”) upon agreement by each party in writing of renewal at least 60 days prior to the end of the Initial Period (the Initial Period and the Renewal Period, if applicable, the “Term”).  This Agreement and the Term may be terminated earlier by either party as set forth in Section 5.  The effectiveness of this Agreement is contingent on the occurrence of the Closing (as defined in the Transaction Agreement).  If the Transaction Agreement terminates in accordance with its terms or the Closing does not occur for any reason, this Agreement will be void ab initio.

3.            Scope of Services.  Consultant will serve as a consultant and adviser to the Company, and hold himself out as available to provide services on an as-needed basis, with regard to matters of the Company that Consultant was involved with prior to the date hereof and certain other matters as may be identified by the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer, in each case as requested by the Company.  Consultant will report directly to the Company’s Chief Executive Officer.  Consultant will devote such time that is reasonably necessary for Consultant to perform services for the Company, perform such services in a professional manner commensurate with the favorable reputation of the Company and not engage in any activities that will conflict with the best interests of the Company.  Upon the Company’s request, Consultant will provide the Company with a reasonable accounting of the amount of time Consultant has devoted to providing services under this Agreement.  It is the Company’s and Consultant’s current anticipation that the level of services will not exceed 20% of the average level of services performed by Consultant during Consultant’s last three years of employment with Vornado Realty Trust.  During Consultant’s active provision of regular consulting services to the Company under this Agreement during the Term, without regard to whether the Company continues to pay Consultant under Section 7(b) hereof (the “Active Consulting Period”), the Company shall provide Consultant with administrative support via his current assistant (or if such assistant’s employment terminates for any reason, a replacement acceptable to him) in order to enable him to perform his services hereunder.  After conclusion of the Active Consulting Period, Consultant agrees to remain available to consult with the Company on an as-needed basis for the remainder of the Term.

4.            Consulting Fees and Expenses.  During the Term, the Company will pay Consultant fees at the rate $166,667 per month (“Consulting Fees”).  The Consulting Fees will be paid in cash in installments in accordance with the Company’s customary payroll practices.  The Company will promptly reimburse Consultant for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company (such expenses, “Business Expenses”), and will continue to provide Consultant with an additional cash payment of $2,750 per month for the period during which Consulting Fees are paid.

5.            Termination of the Agreement.  This Agreement and the Term may be terminated by either party for any reason on 60 days’ notice, and will automatically terminate upon Consultant’s death; provided that the Company may terminate this Agreement, the Term and Consultant’s engagement hereunder for Cause without advance notice.  For purposes of this Agreement, the Company will have “Cause” to terminate this Agreement and the Term upon Consultant’s:

(i)  conviction of, or plea of guilty or nolo contendere to, a felony;

(ii) willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Consultant’s incapacity due to physical or mental illness) that Consultant fails to remedy within 30 days after written notice is delivered by the Company to Consultant that specifically identifies in reasonable detail the manner in which the Company believes Consultant has not used reasonable efforts to perform in all material respects his duties hereunder; or

(iii) willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company.

For purposes of this Section 5, no act, or failure to act, by Consultant will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.

6.            Notice and Date of Termination.  Any termination of this Agreement and the Term will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13.  For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Agreement under the provision so indicated).  “Date of Termination” means (i) the date the Agreement is terminated due to the Consultant’s death or (ii) if the Agreement is terminated for any other reason, the date set forth in the applicable Notice of Termination.

7.            Compensation upon Termination of Agreement.  This Section provides the payments and benefits to be paid or provided to Consultant as a result of termination of this Agreement and the Term. Except as provided in this Section 7, Consultant shall not be entitled to anything further from the Company as a result of the termination of this Agreement and the Term, regardless of the reason for such termination.

(a)           Termination of Agreement for Any Reason.  Following the termination of this Agreement and the Term, regardless of the reason for such termination and including, without limitation, a termination of this Agreement and the Term by the Company for Cause or upon expiration of the Term, the Company will pay Consultant (or his estate in the event of his death) as soon as practicable following the termination of the Agreement (A) any Consulting Fees for the period Consultant provided services under the Agreement that were earned but remain unpaid and (B) reimburse Consultant as soon as practicable following the Date of Termination for any amounts due to Consultant for Business Expenses (unless such termination occurred as a result of misappropriation of funds).

(b)           Company’s Termination of the Agreement without Cause or Upon a Nonrenewal, or Consultant’s Termination of the Agreement for Any Reason (including as a result of Death or Disability).  If this Agreement and the Term is terminated following notice to Consultant of the Company’s intention to not renew the Term of this Agreement, pursuant to Section 2 or by the Company without Cause, or the Consultant terminates the Agreement for (x) any reason after December 31, 2017, provided that the Active Consulting Period continues through that date or (y) as a result of Consultant’s death or Disability (as defined below), Consultant will be entitled to receive, in addition to any payments under Section 7(a), continued payment of the Consulting Fees through the 24-month anniversary of the Effective Date, paid in approximately equal monthly installments commencing on the 60th day after the Date of Termination (with a catch-up payment made on the 60th day for amounts otherwise payable during such first 60-day period).  As a condition to the continuation of Consulting Fee payments pursuant to this paragraph, Consultant must execute a separation and general release agreement in the form attached hereto as Exhibit B (the “Release”), which must become effective within 55 days following the Date of Termination; provided, however, that if Consultant’s Date of Termination occurs on or after November 1 of a given calendar year, any such payments (subject to Section 10 hereof) shall commence to be paid in January of the immediately following calendar year.  “Disability” means that, as a result of Consultant’s incapacity due to physical or mental illness, Consultant has been been substantially unable to perform his duties hereunder for a continuous period of 180 days.

(c)           Company’s Termination of the Agreement for Cause.  In the event this Agreement is terminated by the Company for Cause, Consultant will be entitled only to the payments described under Section 7(a).

8.            Independent Contractor.  As an independent contractor of the Company, Consultant will not be entitled to any benefits available to employees of the Company.  The Company will report payments to Consultant on an IRS Form 1099, and Consultant acknowledges that Consultant will be solely responsible for any federal, state or local income or self-employment taxes arising with respect to any fees hereunder and that Consultant has no state law workers’ compensation rights with respect to services under this Agreement.  As an independent contractor, Consultant will not, directly or indirectly, act as an agent, servant or employee of the Company and will not have any authority to legally bind the Company or hold himself out as having such authority.  Consultant agrees to observe all policies and rules established by the Company for its independent contractors from time to time.

9.            409A and Termination.  Notwithstanding the foregoing, solely to the extent  necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees” (as defined in Section 409A of the Code and applicable regulations thereunder, “Section 409A”) any payment on account of Consultant’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Consultant’s Date of Termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Date of Termination. Notwithstanding anything contained herein to the contrary, Consultant shall not be considered to have terminated services with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

10.         Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.

(a)           Confidential Information. During the Term and thereafter, Consultant shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Consultant during Consultant’s engagement with the Company and which is not generally available public or industry knowledge (other than by acts by Consultant in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as requested by a governmental or administrative agency, or as is necessary in connection with any adversarial proceeding against the Company (in which case Consultant shall use his reasonable best efforts in cooperating with the Company (at the Company’s expense) in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.  For the avoidance of doubt, nothing in this Agreement is intended to impair Consultant’s rights to make disclosures under any applicable Federal whistleblower or trade secret law.

(b)           Removal of Documents; Rights to Products. Consultant may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Consultant carrying out his duties under this Agreement and, if so removed, such items will be returned to the Company promptly after termination of this Agreement and the Term, or otherwise promptly after removal if such removal occurs following termination of this Agreement and the Term.  Consultant shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while rendering services to or on behalf of the Company.  In the event of any conflict between the provisions of this paragraph and of any applicable employee or independent contractor manual or similar policy of the Company, the provisions of this paragraph will govern.

(c)           Protection of Business.  Consultant acknowledges (i) that the Company has devoted extensive time, effort and resources in maintaining a stable workforce and that, solely as a result of his employment with Vornado Realty Trust and his future provision of services to the Company as provided herein, Consultant has had and will continue to have direct contact and dealings with employees of and other services providers to the Company, and (ii) that in such roles the Consultant has received and is expected to receive confidential information of the Company, including Company trade secrets, and therefore, Consultant acknowledges and agrees that the following restrictions are both reasonable and commensurate with and in light of the foregoing:  during the Restricted Period (as defined herein below), Consultant will not (x) engage in any Competing Business (as defined below) or pursue or attempt to develop or to direct to any other entity any project known to Consultant and which the Company is or was pursuing, developing or attempting to develop during the Term (a “Project”), or interfere or otherwise compete (other than in connection with performing services for the Company or its affiliates with regard to other properties managed by the Company or its affiliates with the consent of the Chairman of the Board) with any active lease negotiations of the Company which Consultant is or was actively involved in conducting or strategizing on behalf of the Company or its affiliates] and (y) Consultant will not solicit any officer, employee (other than secretarial staff) or exclusive or primary consultant of the Company to leave the employ of the Company.  “Competing Business” means any business that is engaged in the Washington, D.C. metropolitan area, directly or indirectly, in the financing, acquisition, operation, management, leasing or disposition of any commercial office real estate property or any improvements thereof on behalf of any public or non-public company, other than activities set forth in Exhibit A hereto.  “Restricted Period” means (a) the period during and through the first anniversary of the Effective Date, with respect to any Competing Business that directly competes with the Company, including Boston Properties, First Potomac Realty Trust and Brandywine Realty Trust, (b) four (4) months after the Effective Date, with respect to any other Competing Business that is approved by the Chairman of the Board of the Company in his or her sole discretion upon request from the Consultant, and (c) with respect to clause (y) above, the first anniversary of the Effective Date.  For the avoidance of doubt, Consultant’s interest in, and continuing services on behalf of, the Waterfront Station project at any time shall not be deemed a conflict of interests by Consultant under Section 3 (or otherwise) or a violation of this Section 10(c).

(d)           Injunctive Relief.  In addition to any other remedy available to the Company under applicable law, in the event of a breach or threatened breach of this Section 10, Consultant agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Consultant acknowledging that damages would be inadequate and insufficient.

(e)           Continuing Operation.  Except as specifically provided in this Section 10, the termination of this Agreement, the Term and Consultant’s engagement hereunder shall have no effect on the continuing operation of this Section 10.  For the avoidance of doubt, following a nonrenewal of the Agreement by the Company, Consultant shall continue to be subject to those provisions that survive the termination of this Agreement and the Term, including without limitation, those provided in Section 10.

11.         Indemnification.

(a)           The Company agrees that if Consultant is made a party to or threatened to be made a party to or is requested to be made a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Consultant is or was a consultant to, or trustee, director or officer of, the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a consultant to, or trustee, director, officer, member, employee or agent of, another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a consultant, trustee, director, officer, member, employee or agent while serving as a consultant, trustee, director, officer, member, employee or agent, Consultant shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all liabilities, costs, fees  and other  expenses  incurred or suffered by Consultant in connection therewith, and such indemnification shall continue as to Consultant even if Consultant has ceased to be an officer, director, trustee or agent, or is no longer  rendering consulting services to or on behalf of  the Company and shall inure to the benefit of his heirs, executors and administrators.

12.         Successors; Binding Agreement.

(a)           Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)           Consultant’s Successors. No rights or obligations of Consultant under this Agreement may be assigned or transferred by Consultant other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Consultant should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Consultant, or otherwise to his legal representatives or estate.

13.         Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant:

Address on file with the Company

With a copy to:

Katzke & Morgenbesser LLP

1345 Avenue of the Americas

New York, NY 10105

Attention: Henry I. Morgenbesser, Esq.

If to the Company:

JBG SMITH Properties

4445 Willard Avenue, Suite 400

Chevy Chase, Maryland 20815
Attention:  General Counsel

14.         Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 10  of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Maryland, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company shall pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If any contest or dispute shall arise between the Company and Consultant regarding any provision of this Agreement, the Company shall reimburse Consultant for all legal fees and expenses reasonably incurred by Consultant in connection with such contest or dispute, but only if Consultant is successful in respect of substantially all of Consultant’s claims brought and pursued in connection with such contest or dispute.

15.         Miscellaneous.

(a)           Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Consultant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)           Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Consultant or others.  After termination of the Term, in no event will Consultant be obligated to seek employment or take any other action by way of mitigation of the amounts payable to Consultant under any of the provisions of this Agreement and such amounts will not be reduced whether or not Consultant obtains other employment.

(c)           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to its conflicts of law principles.

16.         Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Consultant is a participant on the Effective Date.

17.         409A Compliance.

(a)           This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Consultant, directly or indirectly, designate the calendar year of payment.

(b)           All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)           Consultant further acknowledges that any tax liability incurred by Consultant under Section 409A of the Code is solely the responsibility of Consultant.

18.         Representations. Consultant represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit his from entering into and performing under this Agreement or that would limit the performance his duties under this Agreement.

19.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

                        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY: JBG SMITH Properties, a Maryland real estate investment trust		CONSULTANT:
By:	/s/ Joseph Macnow	/s/ Mitchell Schear
	Name: Joseph Macnow	Mitchell Schear
Title: Executive Vice President

EXHIBIT A

“Excluded  Activities” means the following:

1. The right to engage, in the Washington, D.C. metropolitan area (the "Non‑Compete Area"), in any way, directly or indirectly, in the financing, acquisition, operation, development, leasing or disposition of any primarily (determined on a relative square foot basis) commercial real estate property or any improvements thereof ("Ownership Prohibited Activities") on behalf of any private company (a "Prohibited Company") where the projects of the Prohibited Company directly related to Ownership Prohibited Activities in the Non-Compete Area involve ownership and control of operating properties of less than 3,500,000 rentable square feet (not including any square footage with respect to properties listed in Item 6 below).

2. The right to engage, in the Non-Compete area, in any way, directly or indirectly, in the management and leasing of any primarily (determined on a relative square foot basis) commercial office real estate property or any improvements thereof ("Management Prohibited Activities") on behalf of any Prohibited Company where the projects of the Prohibited Company directly related to Management Prohibited Activities in the Non‑Compete Area involve management of operating properties of less than 6,000,000 rentable square feet (not including any square footage with respect to properties listed in Item 6 below).

3. The right to engage in Ownership Prohibited Activities and Management Prohibited Activities through a company started by Executive following the termination of the Employment Period.

4. The right to engage in lease brokerage (representing only tenants (excluding any Tenant), sales brokerage or mortgage brokerage activities.

5. The acquisition, ownership, development, management, leasing or disposition of any property by any entity in which Executive owns or acquires an equity interest as a minority passive investor (including, without limitation, as a limited partner or a nonoperating member of a limited liability company) having no managerial or similar role with respect to such property.

6. Oversight of specified investments, passive investments and investments not being transferred 100% to the Company pursuant to the transactions authorized by the Contribution Agreement, including the following:

a. Waterfront

b. Central Place

c. 2099 Pennsylvania Avenue N.W.

7. Acting as consultant to governmental entities of the District of Columbia in connection with real estate developments.

EXHIBIT B

GENERAL RELEASE AND WAIVER OF CLAIMS

General Release AND WAIVER OF CLAIMS  (this “Release”), by Mitchell Schear (“Consultant”) in favor of JBG SMITH Properties, a Maryland real estate investment trust (together with its affiliates, the “Company”), stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors (including Vornado Realty Trust, a Maryland real estate investment trust and Vornado Realty L.P., a Delaware limited partnership, and JBG Properties Inc., a Maryland corporation and JBG/Operating Partners, L.P., a Delaware limited partnership), successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, Consultant has provided services to the Company;

WHEREAS, Consultant’s provision of services to the Company was terminated, effective as of _______________ (the “Termination Date”); and

WHEREAS, Consultant is seeking certain payments under Section 7(b) of the consulting agreement entered into by the Company and Consultant dated as of March 10, 2017 (the “Consulting Agreement”), that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.            General Release.  Consultant knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Consultant (or Consultant’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release arising under or in connection with Consultant’s provision of services or termination of such services to the Company, including, without limitation:  Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation;

attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages.  In addition, in consideration of the provisions of this Release, Consultant further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Consultant’s favor as of the Effective Date (as defined below).

2.            Surviving Claims.  Notwithstanding anything herein to the contrary, this Release shall not:

                                            (i)        release any Claims for payment of amounts payable under the Consulting Agreement (including under Section 7(b) thereof);

                                           (ii)        release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested in accordance with the terms of such plans;

                                          (iii)        release any Claim that may not lawfully be waived;

                                          (iv)        release any Claim for indemnification and D&O insurance in accordance with the Consulting Agreement and with applicable laws and the corporate governance documents of the Company; or

                                           (v)        prohibit Consultant from reporting possible violations of federal law or regulation or making other disclosures that are protected under (or claiming any award under) the whistleblower provisions of federal law or regulation.

3.            Additional Representations.  Consultant further represents and warrants that Consultant has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Consultant assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

4.            Acknowledgements by Consultant.  Consultant acknowledges and agrees that Consultant has read this Release in its entirety and that this Release is a general release of all known and unknown Claims.  Consultant further acknowledges and agrees that:

                                            (i)        this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Consultant acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Effective Date of this Release;

                                           (ii)        Consultant is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

                                          (iii)        Consultant has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; Consultant acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Release;

                                          (iv)        Consultant has been advised, and is being advised by this Release, that he has been given at least [21][45]  days within which to consider the Release, but Consultant can execute this Release at any time prior to the expiration of such review period; and

                                           (v)        Consultant is aware that this Release shall become null and void if he revokes his agreement to this Release within seven (7) days following the date of execution of this Release.  Consultant may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Effective Date”).  Consultant agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.

5.            Cooperation With Investigations and Litigation.  Consultant agrees, upon the Company’s advance request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Consultant’s tenure with the Company or its affiliate, including making himself or herself reasonably available to consult with Company’s counsel, to provide information and to give testimony; it being understood that such cooperation will, if feasible, be scheduled in coordination with Consultant such that it not unreasonably interfere with Consultant’s then current business, employment and personal commitments.  Company will reimburse Consultant for reasonable out-of-pocket expenses Consultant incurs in extending such cooperation (including his legal fees and expenses incurred if the Company and Consultant agree in good faith that he needs to retain independent counsel in order to provide such cooperation), so long as Consultant provides advance written notice (if reasonably feasible under the then prevailing circumstances) of Consultant’s request for reimbursement and provides satisfactory documentation of the expenses.  Nothing in this section is intended to, and shall not, restrict or limit the Consultant from exercising his or her protected rights in Section 2 hereof or restrict or limit the Consultant from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

6.            Non-Disparagement.  Consultant agrees not to make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees.  Nothing in this section is intended to, and shall not, restrict or limit the Consultant from exercising his or her protected rights in Section 2 hereof or restrict or limit the Consultant from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry or in the event of litigation between the Consultant and the Company or its affiliates.

7.            Governing Law.  To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of Maryland applicable to contracts made and to be performed entirely within that state.

8.            Severability.  If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.

9.            Captions; Section Headings.  Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

10.         Counterparts; Facsimile Signatures.  This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart.  Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF, Consultant has signed this Release on _________ ____, 20___. [To be dated on or after the Termination Date.]